Exhibit 5.1

November 9, 2012

Array BioPharma Inc.

3200 Walnut Street

Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to Array BioPharma Inc., a Delaware corporation (the “Company”), in connection with an underwritten public offering by the Company of up to 20,700,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which amount includes 2,700,000 shares for which the underwriters have been granted an overallotment option, pursuant to Registration Statements on Form S-3 (Registration File Nos. 333-178162 and 333-184825) (the “Registration Statement”) and the related base prospectus which forms a part thereof (the “Base Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus filed with the Commission, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof (including telecopies and in PDF format) and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware and

we express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with any applicable underwriting agreement and the applicable action of the Board of Directors or a duly authorized committee of the Board of Directors, and as contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a current report filed by the Company with the Commission on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Gross Hartman LLC

Gross Hartman LLC